SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                                  Rule 13d-102

                   Under the Securities Exchange Act of 1934
                               (Amendment No.  )*

                              Genesis Direct, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    371935107
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                   May 6, 1998
--------------------------------------------------------------------------------
            (Date of Event which Requires Filing of this Statement)

      Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      |_| Rule 13d-1 (b)
      |_| Rule 13d-1 (c)
      |X| Rule 13d-1 (d)

----------
      (*) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

      The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 371935107
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   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       GE Investment Management Incorporated, as General Partner of GE Investment Private Placement Partners II, a Limited Partnership
       I.R.S. #06-1238874
--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  |_|
                                                             (b)  |X|
--------------------------------------------------------------------------------
   3   SEC USE ONLY


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   4   CITIZENSHIP OR PLACE OF ORGANIZATION

       State of Delaware
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   NUMBER OF      5    SOLE VOTING POWER
     SHARES            None
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6    SHARED VOTING POWER
      EACH             8,049,229
   REPORTING      --------------------------------------------------------------
     PERSON       7    SOLE DISPOSITIVE POWER
      WITH             None
                  --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER
                       8,049,229
--------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       8,049,229
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* |_|


--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       24.72%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

       IA, CO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 371935107
--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       GE Investment Private Placement Partners II, a Limited Partnership
       I.R.S. #06-1429671
--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  |_|
                                                             (b)  |X|
--------------------------------------------------------------------------------
   3   SEC USE ONLY


--------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

       State of Delaware
--------------------------------------------------------------------------------
   NUMBER OF      5    SOLE VOTING POWER
     SHARES            None
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6    SHARED VOTING POWER
      EACH             8,049,229
   REPORTING      --------------------------------------------------------------
     PERSON       7    SOLE DISPOSITIVE POWER
      WITH             None
                  --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER
                       8,049,229
--------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       8,049,229
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

       |_|
--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       24.72%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

       PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 371935107
--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       General Electric Company
       I.R.S. #14-0689340
--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  |_|
                                                             (b)  |X|
--------------------------------------------------------------------------------
   3   SEC USE ONLY


--------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

       State of New York
--------------------------------------------------------------------------------
   NUMBER OF      5    SOLE VOTING POWER
     SHARES            Disclaimed (see 9 below)
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6    SHARED VOTING POWER
      EACH             0
   REPORTING      --------------------------------------------------------------
     PERSON       7    SOLE DISPOSITIVE POWER
      WITH             Disclaimed (see 9 below)
                  --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER
                       0
--------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       Beneficial ownership of all shares disclaimed by General Electric Company
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

       |X| Disclaimed (see 9 above)
--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       Not applicable (see 9 above)
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

       CO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

INTRODUCTORY NOTE: This statement is filed on behalf of General Electric Company, a New York corporation ("GE"), GE Investment Private Placement Partners II, a Limited Partnership, a Delaware limited partnership ("GEIPPPII") and GE Investment Management Incorporated, a Delaware corporation and a wholly owned subsidiary of GE ("GEIM"). GEIM is the General Partner of GEIPPPII, and may be deemed to be the beneficial owner of 8,049,229 shares of Common Stock of Genesis Direct, Inc. (the "Issuer") owned by GEIPPPII. GEIM and GEIPPPII each expressly disclaim that it is a member of a "group". GE disclaims beneficial ownership of all shares and expressly disclaims that it is a member of a "group".

Item 1(a)         Name of Issuer

                  Genesis Direct, Inc.

Item 1(b)         Address of Issuer's Principal Executive Office

                  100 Plaza Drive
                  Secaucus, NJ 07094

Item 2(a)         Name of Person Filing

                  GE Investment Management Incorporated, as General Partner of GEIPPPII

                  GE Investment Private Placement Partners II, a Limited Partnership

                  General Electric Company

Item 2(b)         Address of Principal Office, or if none, Residence

                  The address of the principal office of GEIM and GEIPPPII is 3003 Summer Street Stamford, Connecticut 06904. The address of the principal offices of General Electric Company is 3135 Easton Turnpike, Fairfield, Connecticut 06431.

Item 2(c)         Citizenship

                  GE Investment Management Incorporated - Delaware corporation GE Investment Private Placement Partners II, a Limited Partnership - Delaware limited partnership
                  General Electric Company - New York corporation

Item 2(d)         Title Class of Securities

                  Common Stock

Item 2(e)         CUSIP Number

                  371935107

Item 3 If this statement is filed pursuant to ss.ss.240.13d-1(b) or 240.13-2(b) or (c), check whether the person filing is a:

                  (a) |_| Broker or Dealer registered under Section 15 of the
                          Act (15 U.S.C.78o)

                  (b) |_| Bank as defined in Section 3(a)(6) of the Act (15
                          U.S.C.78c)

                  (c) |_| Insurance company as defined in Section 3(a)(19) of
                          the Act (15 U.S.C.78c)

                  (d) |_| Investment Company registered under Section 8 of the
                          Investment Company Act of 1940 (U.S.C.80a-8)

                  (e) |_| An Investment Adviser in accordance with
                          ss.240.13-1(b)(1)(ii)(E)

                  (f) |_| An Employee Benefit Plan or Endowment Fund in
                          accordance with ss.240.13d-1(b)(1)(ii)(F)

                  (g) |_| A Parent Holding Company or Control Person in
                          accordance with ss.240.13d-1(b)(1)(ii)G)

                  (h) |_| A Savings Association as defined in Section 3(b) of
                          the Federal Deposit Insurance Act (U.S.C. 1813)

                  (i) |_| A Church Plan that is excluded from the definition of
                          an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3)

                  (j) |_| Group, in accordance with ss.240.13d-1(b)(1)(ii)(J)

Item 4            Ownership

                                                GEIPPPI       GEIM       GE
(a)   Amount beneficially owned                8,049,229    8,049,229     0

(b)   Percent of class                          24.72%       24.72%   disclaimed

(c)   No. of shares to which person has

      (i)   sole power to vote or direct
            the vote                              None        None    disclaimed

      (ii)  shared power to vote or direct     8,049,229    8,049,229   None

      (iii) sole power to dispose or to
            direct disposition                    None        None    disclaimed

      (iv)  share power to dispose or to
            direct disposition                 8,049,229    8,049,229   None

Note: GEIPPPII owns three warrants of the Issuer, each convertible at the option of GEIPPPII into 68,750 shares of Common Stock of the Issuer. The shares to be acquired by GEIPPPII upon exercise of the warrants are included in the total figure shown above.

Item 5            Ownership of Five Percent or Less of a Class

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following:

                  |_|

Item 6            Ownership of More Than Five Percent on Behalf of Another
                  Person

                  Not applicable

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

                  Not applicable

Item 8            Identification and Classification of Members of the Group

                  Not applicable

Item 9            Notice of Dissolution of Group

                  Not applicable

Item 10           Certification

                  Not applicable

                                    SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 16, 1999


                                       GE INVESTMENT MANAGEMENT
                                       INCORPORATED


                                       By: /s/ Michael M. Pastore
                                           -------------------------------------
                                           Name:  Michael M. Pastore
                                           Title: Vice President

                                    SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 16, 1999


                                       GE INVESTMENT PRIVATE
                                       PLACEMENT PARTNERS II, a Limited
                                       Partnership
                                       By: GE Investment Management
                                       Incorporated, its General Partner


                                       By: /s/ Michael M. Pastore
                                           -------------------------------------
                                           Name:  Michael M. Pastore
                                           Title: Vice President

                                    SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 16, 1999


                                       GENERAL ELECTRIC COMPANY


                                       By: /s/ John H. Myers
                                           -------------------------------------
                                           Name:  John H. Myers
                                           Title: Vice President

                                                                      Schedule I

                             JOINT FILING AGREEMENT

            This will confirm the agreement by and between all the undersigned that the Schedule 13G on or about this date and any amendments thereto with respect to the beneficial ownership by the undersigned of shares of the Common Stock of Genesis Direct, Inc. is being filed on behalf of each of the undersigned.

Dated: February 16, 1999

                                       GE INVESTMENT MANAGEMENT
                                       INCORPORATED


                                       By: /s/ Michael M. Pastore
                                           -------------------------------------
                                           Name:  Michael M. Pastore
                                           Title: Vice President


                                       GE INVESTMENT PRIVATE
                                       PLACEMENT PARTNERS II, a Limited
                                       Partnership
                                       By: GE Investment Management
                                       Incorporated, its General Partner

                                       By: /s/ Michael M. Pastore
                                           -------------------------------------
                                           Name:  Michael M. Pastore
                                           Title: Vice President


                                       GENERAL ELECTRIC COMPANY


                                       By: /s/ John H. Myers
                                           -------------------------------------
                                           Name:  John H. Myers
                                           Title: Vice President